Exhibit 10.63

November 7, 2003

[Name and Address of Employee]

            Re:      WestPoint Stevens Inc. - Severance Agreement

Dear              :

You have been chosen to participate in WestPoint Stevens' individual severance agreement program. Set forth below are the terms and conditions applicable to your participation. This Agreement replaces, in their entirety, any and all severance agreements, severance arrangements or other severance rights (specifically including the WestPoint Stevens Employee Separation Plan) which you may currently have or to which you may be currently entitled. Such agreements, arrangements or other rights are hereby terminated. This Agreement does not constitute an employment agreement between you and WestPoint Stevens and WestPoint Stevens may terminate or modify the terms of your employment at any time; provided, however, that any such termination or modification may constitute a "Good Reason" as defined below.

In the event that your employment is terminated at any time for reasons other than "For Cause," as defined below, or in the event that you resign from, or otherwise leave the employ of, WestPoint Stevens for "Good Reason," you shall be entitled to a lump sum payment, payable as soon as practical after the time of termination, in an amount equal to one time your "Base Salary," as defined below. You will also be entitled to continue group medical, dental and life insurance benefits, for one year from the date you become entitled to severance, subject to the payment of applicable employee premiums for such benefits.

You will not be entitled to severance benefits in the event that you voluntarily resign from, or otherwise leave the employ of WestPoint Stevens for any reason other than a "Good Reason" or WestPoint Stevens terminates your employment "For Cause," which shall include: a) your fraud, embezzlement or conviction of any felony; b) your material breach of, or willful failure to perform and discharge, other than for "Good Reason" your duties and responsibilities to WestPoint Stevens (whether such duties and responsibilities arise under an employment agreement to which you are a party or are assigned to you by the Board of Directors of WestPoint Stevens or by any of your authorized superiors) provided that you have been made aware of but failed to correct such unsatisfactory performance within a reasonable period of time; or c) your material breach of the Company's Code of Conduct for Corporate Officers (or any similar code of conduct of your Employer applicable to you), as in effect from time to time.

"Base Salary" means the amount you are entitled to receive as salary on an annualized basis, excluding all bonus and incentive compensation payable by your Employer as consideration for your services, as determined on the date immediately preceding your date of termination.

"Good Reason" means: a) the assignment to you of any duties inconsistent in any material respect with your current position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminishment in such position, authority, duties or responsibilities; b) the termination or material modification of, or any failure by the Company to comply with any material provision of any employment agreement to which you are a party, including this agreement; c) any reduction in your "Base Salary" or any decrease in bonus opportunity by reason of a change in your employee group under the Company's Senior Management Incentive Plan or any replacement plan; or d) any relocation of your principal place of work to a new location which is more than 50 miles distant from your current principal place of work.

WestPoint Stevens will withhold from any and all amounts payable to you pursuant to this Agreement above all federal, state, local and/or other taxes which are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts, if any, required to be deducted in respect of your coverage under applicable employee benefit plans.

This Agreement embodies the entire agreement of the parties with respect to your entitlement to severance, will continue in full force and effect until the termination of your Employment and the satisfaction of all of the Company's obligations to you hereunder, and may not be changed or terminated except by an agreement in writing signed by each of the parties hereto. Any other attempted change or modification will be deemed "Good Reason" as defined herein.

This Agreement shall be binding upon any corporation or other entity which succeeds to the assets or conducts the business of WestPoint Stevens, whether directly or indirectly, by purchase merger, consolidation or otherwise and will be subject to, and governed by, the laws of the State of New York, without regard to choice of law principles.

Please acknowledge your agreement to the foregoing in the space provided for that purpose below.

Very truly yours,

By:

Agreement acknowledged as of the date first above written.